EXHIBIT 21


                             LIST OF SUBSIDIARIES OF
                              BOUNDLESS CORPORATION



                  Boundless Acquisition Corp. (a Delaware corporation), a non-operating subsidiary of Boundless Corporation.

                  Boundless Technologies, Inc. (a Delaware corporation), a subsidiary of Boundless Acquisition Corp.

                  Boundless Technologies International, B.V. (a
                  Netherlands corporation), a subsidiary of Boundless Technologies, Inc.

                  OTW Corporation (a Delaware corporation), a non-operating subsidiary of Boundless Corporation.